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                                         ALPHA INDUSTRIES, INC. AND SUBSIDIARIES


                                                                   EXHIBIT 10(p)

September 13, 1999

Mr. Thomas C. Leonard
15 Meadow View Rd.
Topsfield MA  01983

Re:  Severance Agreement

Dear Tom:

This letter sets out the severance arrangements concerning your employment with Alpha Industries, Inc. ("Alpha").

1.   CHANGE IN CONTROL

1.1. If: (i) a Change in Control occurs while you are employed by Alpha as President or Chief Executive Officer, and (ii) your employment with Alpha is voluntarily or involuntarily terminated within two (2) years after the Change in Control, then you will receive the benefits provided in Section
     1.3 below.

1.2. A "Change in Control" will be deemed to have occurred if the Continuing Directors cease for any reason to constitute a majority of the Board of Directors of Alpha. For this purpose, a "Continuing Director" will include and be limited to any member of the Board of Directors of Alpha as of the date of this letter and any Director elected or nominated for election to the Board of Directors of Alpha by at least 75% of the then Continuing Directors.

1.3. On the date of any termination described in Section 1, (i) Alpha will pay you a lump sum equal to two times your total annual compensation for the twelve month period prior to the Change in Control, including all wages, salary, bonus and incentive compensation, whether or not includable in gross income for federal income tax purposes; and (ii) all of your Alpha stock options will become immediately exercisable and remain exercisable for a period of one year after the termination date, subject to their other terms and conditions. If the payments under this paragraph, either alone or together with other payments that you have the right to receive from Alpha, would constitute a "parachute payment" (as defined in the Internal Revenue
     Code), the payments under this paragraph will be reduced to the largest amount that will result in no portion of such payment being subject to the excise tax imposed by the Internal Revenue Code. The determination of any such reduction will be made jointly by the Board of Directors of Alpha and you, acting in good faith and in consultation with accountants and counsel.


2.   TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

2.1. If, while you are employed by Alpha as President or Chief Executive Officer, (i) your employment with Alpha is involuntarily terminated without Cause, or (ii) you terminate your employment with Alpha for Good Reason, then you will receive the benefits specified in Section 2.4 below. If your employment is terminated involuntarily by Alpha for Cause, you will not be entitled to receive the benefits specified in Section 2.4 below.

2.2. "Cause" will mean: (i) deliberate dishonesty significantly detrimental to the best interests of Alpha or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) willful disloyalty to Alpha or refusal or failure to obey the directions of the Board of Directors; (iv) incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you. Any determination of Cause must be made by the full Board of Directors at a meeting duly called, with you present and voting and, if you wish, with your legal counsel present.


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                                         ALPHA INDUSTRIES, INC. AND SUBSIDIARIES


2.3 "Good Reason" will mean: (i) the assignment to you of any duties inconsistent in any respect with your position as the President or Chief Executive Officer of Alpha; or (ii) any reduction in your base salary or rate of compensation to which you do not agree; or (iii) any requirement imposed on you by Alpha that you relocate your residence.

2.4 On the date of any termination described in Section 2.1, (i) Alpha will begin to pay you a continuing stream of weekly salary payments for two years at an annual rate equal to your total annual compensation for the twelve month period prior to the termination, including all wages, salary, bonus and incentive compensation, whether or not includable in gross income for federal income tax; and (ii) all of your Alpha stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of one year after the termination date, subject to their other terms and conditions.

3.   NON-COMPETITION

     During the term of your employment with Alpha, and until the later of one year thereafter and the end of any post-employment consulting arrangement between you and Alpha (the "Noncompete Period"), you will not engage in any employment, consulting or other activity that competes with the business of Alpha or any of its subsidiaries or affiliates, whether directly or indirectly, as an owner, partner, shareholder, director, consultant, agent, employee or otherwise, or through any person. You agree that your direct or indirect participation in the conduct of a competing business alone or with any other person will materially impair the business and prospects of Alpha. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of Alpha, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with Alpha, (iv) encourage any customer or supplier of Alpha to terminate its relationship with Alpha, or (v) obtain, or assist in obtaining, any customer of Alpha. If any of the restrictions in this section are adjudicated to be unenforceable for any reason, the restrictions in this section will be reduced to the extent necessary to make them enforceable and will be binding on you as so reduced. Any provisions of this section not so reduced will remain in full force and effect.

     You agree that Alpha's remedies at law for breach of any of the restrictions in Section 3.1 above are inadequate and that any such breach will cause irreparable harm to Alpha. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Alpha's favor, Alpha may apply to any court having jurisdiction to enforce the specific performance of the restrictions in Section 3.1, and may apply for injunctive relief against any act which would violate those restrictions.

4.   POST-EMPLOYMENT CONSULTING

4.1 Alpha wishes to ensure that your continuing advice and support is available after you retire, and you are agreeable to providing such advice and support. Therefore, Alpha agrees: (i) to retain you, and you agree to act, as a consultant for a term of two years from the date of your retirement, at an annual consulting fee equal to your highest level of total compensation for any twelve month period prior to your retirement, including all wages, salary, bonus and cash incentive compensation, whether or not includable in gross income for federal income tax purposes, and (ii) that all of your Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of 180 days after the later of the date of your retirement or the date on which the consulting period expires, subject to their other terms and conditions. Your duties under this consulting arrangement will be as mutually agreed upon by you and Alpha.

4.2 The consulting arrangement set out in Section 4.1 above will be available to you only if you give Alpha at least three (3) months written advance notice of your intention to retire.


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                                         ALPHA INDUSTRIES, INC. AND SUBSIDIARIES


5.   PAYMENTS UNDER SECTIONS 2.4 AND 4.1

     Payments provided for in Sections 2.4 and 4.1 of this letter will: (i) be paid in equal periodic installments at such intervals as Alpha will generally pay its officers, and (ii) be reduced by the amount of any compensation that you receive from any person for services rendered during the period in which you are receiving such payments.

6.   VESTING OF STOCK OPTIONS

     In addition to all other provisions of this agreement relating to the vesting of your stock options, on October 1, 1999, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Alpha and for a period of 180 days thereafter, subject to their other terms and conditions. All Company stock options granted to you after the date of this agreement will be subject to terms and conditions, including without limitation terms on vesting, to be set by the Board of Directors, but will always be subject to all other provisions of this agreement relating to the vesting of your stock options.

7.   CHANGE OF CIRCUMSTANCE

     Alpha and you agree to review the appropriateness of your compensation arrangements from time to time, particularly whenever there is a material change in the nature of your duties or the time and energy that you need to put into those duties.

8.   DEATH OR DISABILITY

     In the event of your death or disability at any time during your employment by Alpha or any post-employment consulting period, the following terms shall apply:

     a. All of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Alpha and for a period of one year thereafter, subject to their other terms and conditions.

     b. All amounts that would have been payable to you as post-employment consulting fees will be paid to you or your estate (as applicable), subject to the other terms and conditions of this agreement. The notice provision of section 4.2 above will not apply in this case.

9.   MISCELLANEOUS

     This agreement contains the entire understanding of the parties concerning its subject matter. This agreement may be modified only by a written instrument executed by both parties. This agreement replaces and supersedes all prior agreements relating to your employment or severance, including without limitation the Severance Agreement dated January 13, 1997. This agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Please sign both copies of this letter and return one to Alpha.

Sincerely,                                        ------------------------------
                                                    AGREED TO:



___________________________                         _________________________
George Kariotis                                      Thomas C. Leonard
Chairman of the Board                              Date: ____________________
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